Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127607, No. 333-126637 and No. 333-126149) pertaining to the Retirement Savings Plan of Earle M. Jorgensen Company of our report dated September 25, 2006, with respect to the financial statement (statement of net assets available for benefits as of March 31, 2006) of the Earle M. Jorgensen Company Retirement Savings Plan included in this Annual Report (From 11-K) as of March 31, 2006.
/s/ ERNST & YOUNG LLP
Los Angeles, California
October 10, 2007